Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Park Sterling Corporation
Charlotte, North Carolina

We consent to the use of our report dated March 31, 2011, with respect to the consolidated financial statements of Park Sterling Corporation and subsidiary and Park Sterling Bank prior to the formation of the holding company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 included in this Amendment No. 3 to Registration Statement on Form S-4 and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP
(formerly Dixon Hughes PLLC)

Charlotte, North Carolina
September 9, 2011